AGREEMENT Between:

ALBERTA STAR DEVELOPMENT CORP.

and

CONNORS DRILLING LTD.

for:

DIAMOND CORE DRILLING

(Surface)

at:

CONTACT LAKE & PORT RADIUM,

NWT

January 10, 2006

MEMORANDUM OF AGREEMENT made this 10th day of January, 2006

BETWEEN:

ALBERTA STAR DEVELOPMENT CORP.,

200-675 West Hastings Street,

Vancouver, B.C.,

V6B 1N2

(hereinafter referred to as the "COMPANY")

AND:

CONNORS DRILLING LTD.,

2007 West TransCanada Highway,

Kamloops, B.C.,

Canada

V1S 147

(hereinafter referred to as the "CONTRACTOR")

The CONTRACTOR agrees to perform certain diamond drilling and related services on the lands of the COMPANY, situated near Great Bear Lake, NWT and known as the Contact Lake and Port Radium Projects on the following terms and conditions.

SPECIFICATIONS:

The CONTRACTOR agrees to sink by piping or to bore by diamond drilling fifteen thousand (15,000) lineal meters in approximately sixty to seventy (60-70) holes with a maximum length of three hundred (300) lineal meters at an angle no flatter than minus 45° as measured from the horizontal. Average hole length will be approximately two hundred (200) lineal meters.

The COMPANY guarantees to the CONTRACTOR a minimum meterage of ten thousand (10,000) lineal meters.

It is agreed that the core from the holes shall be approximately 50.80 millimeters in diameter known as NQ-2" in the trade, and that said core shall be kept in boxes provided by the CONTRACTOR.

COMMENCEMENT AND EXECUTION OF WORK:

Mobilization of the equipment shall commence approximately in late April or early May, 2006, or at a mutually agreeable date.

Drilling shall commence immediately thereafter or at a mutually agreeable date.

The COMPANY agrees to provide thirty (30) days notice prior to Mobilization. The COMPANY agrees to reimburse the CONTRACTOR for additional airline ticket charges if sufficient time is not provided to the CONTRACTOR to make advance bookings of at least one week.

PRICES:

A) Mobilization

The CONTRACTOR will marshal the crew and all required equipment at Yellowknife as follows:

Crew members                    $800.00         each (estimated at ten (10) men)

Drill and all equipment       $4,500.00      lump sum per drill unit

Time spent loading equipment at the CONTRACTOR'S warehouse will be at no cost to the COMPANY.

Tim spent loading equipment at the airstrip in Yellowknife will be at no cost to the COMPANY.

Time spent off-loading drill equipment at the aircraft or highway truck off-loading point, moving it to the site of the first hole and made ready to commence drilling will be chargeable at the “FIELD COST LABOUR” rate.

Transportation costs of the drill crew from home domicile to Yellowknife will be included in the crew member mobilization fees.

Transportation costs from Yellowknife to the project area will be for the COMPANY's account.

If fixed wing or helicopter aircraft are required for transport of drill equipment and crews from Yellowknife to the project area, these will be provided by the COMPANY at no cost to the CONTRACTOR.

B. Demobilization

Time spent tearing down the drill and moving all drilling equipment and machinery from the completion of drilling on the last hole to the aircraft or highway truck loading point will be chargeable at the "FIELD COST LABOUR" rate.

Loading equipment at the aircraft or highway truck loading point will be chargeable at the "FIELD COST LABOUR" rate.

Off-loading equipment at the airstrip in Yellowknife and thence to the CONTRACTOR's warehouse shall be at no cost to the COMPANY.

Transportation costs of the drill crew from the project area to Yellowknife will be COMPANY's account.

Transportation cost for the crew from Yellowknife to home domicile are included in the crew member demobilization fees.

If fixed wing or helicopter aircraft are required for transport of the drill equipment and crews from the project area to Yellowknife, these will be provided by the COMPANY at no cost to the CONTRACTOR.

Unless otherwise agreed by the CONTRACTOR, all of the CONTRACTOR's drills, machinery, rod strings, set-up timbers, planks, drill shacks and all other ancillary equipment will be demobilized. Should the COMPANY not wish to demobilize floor planks, timbers, heliportable drill shacks or any other of the CONTRACTOR's equipment, the COMPANY agrees to reimburse the CONTRACTOR for these items. Demobilization will not be considered complete until all of the CONTRACTOR's machinery and ancillary equipment is removed from the property.

In addition to any other charges generated upon demobilization, the COMPANY agrees to pay in the form of Lump Sums:

Crew members                       $800.00 each     (estimated at ten (10) mil)

Drill and all equipment            $4,500.00         lump sum per drill unit

In the event that the COMPANY directs the CONTRACTOR to cease drilling prior to the completion of the minimum meterage as stated above, an Early Termination Fee of $15.00 per meter will be assessed for each meter short of the minimum meterage.

C) Penetration of Overburden and Setting Casing - Price per Meter

For piping and/or drilling in overburden at angles no flatter than minus 45° from the horizontal:

Casing Size
NW
Depth interval

0 to 10m.	$85.00

If the depth of overburden exceeds ten (10) meters, then the price for penetrating overburden will be at "FIELD COST DRILL RIG" rate or the meterage rate, at the CONTRACTOR's option for that portion of the overburden in excess of ten (10) meters.

Where overburden is being drilled at meterage rates, setting casing, the cost of casing shoes and normal wear and tear on casing will be for the CONTRACTOR's account.

Where overburden is being drilled at "FIELD COST DRILL RIG" rate, time spent placing and pulling casing and the cost of casing shoes will be charged to the COMPANY.

Casing and casing shoes left in the hole at the request of the COMPANY, lost in the hole, or damaged upon recovery will be charged at "FIELD COST MATERIALS" rate.

Note: FIELD COST rates will not be charged in addition to the meterage rates for drilling overburden.

D) Drilling in Bedrock- Price per Meter

For coring in bedrock at angles no flatter than minus 45° from the horizontal:

Core Size
NQ-2”
Depth interval

0 to 150 m.	$72.20
150 to 300 m.	$77.50

Note: FIELD COST rates will not be charged in addition to the meterage rates while drilling bedrock.

If the COMPANY requests that the CONTRACTOR drill any hole deeper than the maximum depth stated above, such drilling will be performed at prices mutually agreed upon between the parties

E) Excess Drill Fluid Additive Costs

The COMPANY agrees to reimburse the CONTRACTOR, at "FIELD COST MATERIALS" rates, for drill fluid additives where the CONTRACTOR's costs exceed $5.00 per meter drilled. The meterage used in the calculation shall be that number of meters drilled during the invoice period, and the CONTRACTOR's costs shall be calculated using the manufacturers suggested list price including freight and applicable taxes. No mark-up shall apply on the excess cost amount charged.

Lost circulation and hole stabilization products such as, but not limited to heavy mixes of bentonite gel, Quik-Seal or rod grease and other materials used for maintaining or improving the condition of the hole are not part of the excess mud cost calculation and shall be charged as a separate item at "FIELD COST MATERIALS" rate.

F) Diamond Tool Costs

The COMPANY agrees to reimburse the CONTRACTOR for the cost of diamond bits and reamer shells when the CONTRACTOR's expenditure on these items exceeds $8.00 per meter drilled. The costs shall be determined by the manufacturer's list prices and the meterage drilled shall be calculated on a half-monthly period, corresponding to the invoice period. No mark-up shall apply on the excess cost amount charged.

G) Cementing, Reaming, Hole Conditioning

It is agreed that if a hole requires advancing or reaming of casing, hole conditioning, reaming of drill rods, drilling or reaming of cave, hole size reducing, or other such measures in order for drilling to proceed, the COMPANY will pay for such activities at the "FIELD COST DRILL RIG" rate.

In cases where holes are cemented, the time spent preparing cement, preparing the hole to accept cement, placing cement, waiting for cement to properly harden, and drilling out the cement will be chargeable at the "FIELD COST DRILL RIG" rate.

Permafrost

When permafrost conditions are present, the CONTRACTOR agrees to use his best efforts to prevent the freezing in of rod and casing strings, such as but not limited to heating drill water, mixing and pumping calcium chloride solutions, or circulating heated drill water. Activities related to overcoming potential problems in the hole due to permafrost will be chargeable at the "FIELD COST DRILL RIG" rate.

If, despite the CONTRACTOR's best efforts, drill or casing strings become frozen in the hole, the CONTRACTOR will attempt to recover the tools at the "FIELD COST DRILL RIG" rate. If the tools are unable to be recovered or are damaged beyond further use upon recovery, they will be chargeable to the COMPANY at the "FIELD COST MATERIALS” rate.

H) FIELD COST – Operating on a "Time, Materials, and Services" Basis

Any reference to "FIELD COST DRILL RIG", or "FIELD COST LABOUR", "FIELD COST MATERIALS", or "FIELD COST THIRD PARTY SERVICES" rates in this Agreement shall be interpreted as follows:

i) FIELD COST LABOUR rate

All labour provided by the CONTRACTOR while operating at "FIELD COST LABOUR" rates will be at an all-inclusive rate of $45.00 per man hour.

A full-time supervisor's labour shall not be chargeable unless he is performing "FIELD COST LABOUR" functions.

ii) FIELD COST DRILL RIG rate

For each hour that the drill is performing "FIELD COST" functions, the COMPANY shall be charged $150.00 per drill rig-hour including rig lubricants and oil and the labour of a two (2) man crew.

Additional charges may apply if extra labour and third party services are employed while operating under the "FIELD COST DRILL RIG" rate.

When operations are proceeding at the "DRILL RIG FIELD COST" rate, the COMPANY will pay at the "FIELD COST MATERIALS" rate for all materials, consumables or tools left or used up in holes, or will pay at the drill rig hourly rate for recovering such materials. If the tools or materials are damaged beyond further use after recovery, the COMPANY agrees to reimburse the CONTRACTOR for the tools or materials at a mutually agreed price, giving consideration to prior wear.

iii) Extra Equipment

No extra equipment is contemplated beyond that stated herein.

iv) FIELD COST MATERIALS rate

When drilling is proceeding at "FIELD COST DRILL RIG" rates, all materials, supplies and services provided by the CONTRACTOR shall be chargeable at the manufacturer's suggested list price plus transportation, sales taxes, and a nominal 15% for accounting and overhead.

v) FIELD COST THIRD PARTY SERVICES rate

When third party services such as, but not limited to water haulage, moving equipment (mobile or aircraft), transportation, road and site construction, and similar services are required and the COMPANY requests the CONTRACTOR to provide such services, they may be supplied by the CONTRACTOR at the CONTRACTOR's cost plus mobilization, transportation, demobilization, sales taxes and a nominal 15% for accounting and overhead.

I) Moves

It is agreed that the COMPANY will pay at "FIELD COST DRILL RIG" rates for all moving between holes in excess of three (3) rig-hours.

Notwithstanding any free time allowed on any move, if the CONTRACTOR is required to move back onto a previously drilled hole for any reason, the COMPANY will pay at "FIELD COST DRILL RIG" rates for all moving time to and cleaning out the old hole. All moving time from a hole where there has been less than seventy-five (75) meters of core drilling in that hole will be charged at "FIELD COST DRILL RIG" rates,

Moving shall be interpreted to include (but not limited to) tearing down, dismantling machinery, moving equipment, securing timber, transportation, site preparation and setting up.

Drilling of non-retrievable anchors when required will be chargeable at the "FIELD COST DRILL RIG" rate as a separate item. Where possible, the CONTRACTOR will employ used drill rods as anchors at a rate of 75% of new rod prices.

J) Drill Sites and Set-Ups

The COMPANY will provide drill roads, drill sites, and pump sites at no cost to the CONTRACTOR.

K) Walking or Travelling Time

The COMPANY agrees to pay for all walking and/or travelling time from the accommodation location to the drill area and return in excess of two (2) hours per man per day at the "FIELD COST LABOUR" rate.

L) Water Supply

The CONTRACTOR agrees to supply and install water lines, pumps, and coil stoves from an adequate source to the site of the first hole at the "FIELD COST LABOUR" rate.

If water line distances including additions to existing lines to subsequent holes under freezing conditions exceed five hundred (500) meters or lifts of sixty (60) meters, the COMPANY agrees to pay at the “FIELD COST DRILL RIG" rate for the installation, maintenance, and removal of said wafer lines.

When non-freezing conditions exist, the excess distance shall be eight hundred (800) meters and lifts of sixty (60) meters.

Coil stove fuel, if required, will be provided by the COMPANY at no cost to the CONTRACTOR.

"Distance" shall be defined as the actual length of waterline laid for optimum water supply.

Delays due to source of supply problems will be chargeable at the "FIELD COST DRILL RIG" rate.

The COMPANY shall pay for any water that must be purchased.

M) Delays

It is agreed that at the same time as the COMPANY notifies the CONTRACTOR to cease drilling on a hole, the COMPANY shall inform the CONTRACTOR of the site of the next hole to be drilled. Should the COMPANY fail to locate sites or cause any delay of the operation of the drill, the COMPANY agrees to pay the CONTRACTOR at the "Standby Rate" for the period that the operation of the drill has been delayed by such failure.

It is agreed that when the operation, moving, mobilization or demobilization of the drill rig or ancillary equipment is delayed because of weather or darkness or for other reasons beyond the control of the CONTRACTOR, such delays will be at the Standby Rate up to a maximum of ten (10) rig hours per shift.

In the event that shift changes cannot be made due to weather, darkness, or other causes beyond the CONTRACTOR's control, the COMPANY agrees to reimburse the CONTRACTOR at the man-hourly rate for the time spent by the crew waiting in camp for shift change to a maximum of ten (10) hours per man per shift.

Any third party rentals or services provided by the CONTRACTOR for the benefit of the COMPANY shall be chargeable during delay periods.

Time spent in repairing or servicing the CONTRACTOR's equipment shall not be chargeable to the COMPANY unless otherwise agreed herein.

N) Standby

Standby time is defined as that time during which the CONTRACTOR has been delayed in performing the work at the request of the COMPANY.

The Standby Rate will be $150.00 per rig hour, (two man crew and drill equipment), and will be chargeable from the time that the stand-down order is given until the work that was being undertaken at the time of the stand-down order properly recommences.

Any third party rentals or services provided by the CONTRACTOR for the benefit of the COMPANY shall be chargeable during standby periods.

0) Field Breaks

When the COMPANY and the CONTRACTOR mutually agree to a temporary break in the operation of the drill(s), and that the drill(s) remain on location for a period exceeding a one (1) month grace period, the standby rental rate, non-operating, will be as follows:

-drill equipment: $5,000.00 per month effective the expiry of the one (1) month grace period for each rig under consideration.

Accumulated rental rates will be eligible for 100% credit if the CONTRACTOR is awarded further work in the area by the COMPANY within three months of the cessation of drilling on the existing project, for each rig under consideration.

-crew travel: CONTRACTOR's costs reimbursable by the COMPANY.

If the drill and ancillary equipment is in a location where theft or vandalism could occur, the COMPANY agrees to be responsible for the security of the equipment or shall reimburse the CONTRACTOR for watchmen required for safeguarding the equipment.

If a mutually agreed upon field break occurs, time spent in moving and preparing the drilling equipment for storage at the suitable temporary location will be chargeable at the "FIELD COST LABOUR" rate.

Time spent in moving, setting up the equipment on the first hole and making ready to drill following a field break shall be chargeable at the "FIELD COST LABOUR" rate.

In the event that the COMPANY does not contemplate further work for the stored equipment in the foreseeable future, and the CONTRACTOR requires the drill and equipment at another location, the COMPANY agrees to demobilize all or any part of the drill equipment in accordance with the Article "B", Demobilization.

Rental costs of any third party equipment or services shall be chargeable in full during field breaks, unless otherwise arranged between the parties.

P) Testing and Logging

Hole Surveying

The CONTRACTOR may supply equipment for the purposes of dip and/or azimuth testing in the holes. The following charges will apply according to the table:

	Reflex Type	Acid
Rentalper Month	$2,800.00	n/c

	Cost per test
Depth interval
0 to 150 m.	$75.00	$65.00
150 to 300 m.	$85.00	$75.00

No charge will be made for illegible tests.

The COMPANY agrees to advise the CONTRACTOR the type and manner of down-hole survey tools desired at the time of award of the work.

Geophysical Logging

Geophysical logging equipment will be provided by the COMPANY. When the drill rig is required to stand by on a hole for the purposes of running geophysical logs, the time spent shall be chargeable at "FIELD COST DRILL RIG" rates.

Core Orientation

Core orientation services may be performed by the CONTRACTOR under the supervision of the COMPANY, to be chargeable at "FIELD COST DRILL RIG" rates.

Other core orientation instruments such as Eze-Mark, Ball-Mark, or similar tools may be supplied by the CONTRACTOR at "FIELD COST THIRD PARTY SERVICES" rates. The COMPANY has the option of providing such alternate tooling. Time spent using such alternate methods to acquire oriented core data shall be chargeable at the "FIELD COST DRILL RIG" rate.

The CONTRACTOR will use his best efforts to produce accurate core orientation test results, however no guarantees are made as to the quality of test results due to fractured rock formations, lost circulation zones, failure of the core orienting devices while in the hole or any other circumstances that may affect the validity of the results.

PVC, Piezometer and Instrumentation Installation

The CONTRACTOR agrees to install PVC, piezometers or instrumentation in holes as directed by the COMPANY. Materials consumed during installation shall he chargeable at the CONTRACTOR'S cost plus 15%, unless such materials are provided by the COMPANY. Time spent on the installation shall be chargeable at the "FIELD COST DRILL RIG" rate.

The CONTRACTOR will use his best efforts to successfully install PVC and/or piezometers, however no guarantees are made as to the successful installation in any hole due to fractured rock formations, lost circulation zones, failure of the materials while in the hole or any other circumstances that may affect the validity of the results.

Fuels

1) clean fuels for the operation of the drills, pumps, service equipment, and coil stoves

2) fuels for aircraft working on the project

Communications

1) satellite phones, rig-to-camp radios as required for COMPANY purposes

Unless otherwise specified herein, the COMPANY agrees to provide the above listed items in this Article (U) at no cost to the CONTRACTOR.

V) CONTRACTOR to Provide

Drill rigs

1) two heliportable BBS 25A surface drill rig(s) (or equivalent)

Drill Rods and Casing

1) N sized rods in sufficient quantity to reach depths contemplated (225 meters per drill rig)

2) NW casing in sufficient quantities to reach bedrock (30 meters per drill rig)

3) NQ-2" core barrels

Water Supply

1) 800 meters of waterline for each drill

2) supply pumps as required for each drill

3) coil stoves as required for each water line

4) water storage tanks as required

Mud Mixing Equipment

1) mud mixing tanks and mixers as required for each drill

2) mud settling tanks as required for each drill

Diamond Tools

All necessary diamond products including bits, reamer shells, casing shoes and tricones. In cases of diamond exploration, all diamond tools will contain 100% synthetic diamonds; no tools will contain natural diamonds.

Fuels and Lubricants

All lubricants and oils normally consumed by the CONTRACTOR's equipment.

Other Equipment

1) All necessary hand tools and spares deemed necessary for the work

2) helicopter transport baskets complete with slings as required

Communications

1) one satellite phone per rig

2) hand-held radios as required

W) Crewing

The CONTRACTOR will provide personnel to carry the work out on a twelve (12) hour, two (2) shift basis, seven (7) days per week.

Each drilling shift will be operated by one driller and one helper The work will be supervised by a full time foreman when more than one rig is running.

The CONTRACTOR may provide extra personnel for non-drilling activities such as site clearing and set-up building, expediting, waterline maintenance, skidder or loader operating and drill rig support.

The total number of CONTRACTOR personnel and that of his subcontractors is estimated at ten (10) persons for the scope of the program as contemplated herein, and as listed below:

* four drillers

* four helpers

* one full-time foreman

* one extra man

The CONTRACTOR may at any time or from time to time change the crews in accordance with field breaks, duty tours, statutory requirements, or other circumstances requiring a crew movement. The costs of unscheduled crew movement requested by the CONTRACTOR will be for the CONTRACTOR's account.

X) First Aid and Survival

Each member of the drill crew will hold a valid First Aid Ticket of a level satisfactory to the Chief Inspector of the WCB. At least one of the crew will hold a valid Level One Supervisors Certificate.

Each drill will be supplied with a complete First Aid kit which complies with the regulations of the WCB in the Province or Territory having jurisdiction.

Where the conditions require, the COMPANY will provide survival kits and emergency food supplies at each drill site.

The COMPANY agrees to provide medivac services at no cost to the CONTRACTOR where medical services are not readily available.

Y) Goods and Services Tax (GST)

Prices quoted herein do not include the federal Goods and Services Tax. This tax will be charged where applicable, and shown as a separate item on all invoices.

Z) Payments

Invoices will be rendered twice monthly, covering half-monthly periods, and will be due and payable upon receipt. Unless otherwise indicated, all prices are in Canadian funds. Interest charges of 18% per annum will commence 21 days after the due date.

If the COMPANY should dispute any item on an invoice, this shall not constitute cause to withhold payment for undisputed items.

The CONTRACTOR shall prepare and submit to the COMPANY's representative daily drilling reports showing the progress of the work. Such daily drilling reports shall form the basis for invoicing; such reports shall be subject to correction of errors or omissions by head office personnel to ensure invoices are prepared in accordance with this Agreement.

AA) FINANCIAL ASSURANCES

The COMPANY agrees, upon signing this Agreement and prior to the commencement of the work, to provide assurances satisfactory to the CONTRACTOR that the COMPANY has sufficient financial resources to pay all invoices rendered in accordance with the Agreement. Such assurances may include the deposit of monies to be held by the CONTRACTOR and applied to the final invoice, establishment of trust accounts, or other such financial assurances agreed to by both parties.

The CONTRACTOR shall have the right to cease drilling in the event that the COMPANY fails to pay invoices in a timely manner, regardless of whether or not the minimum meterage has been completed.

GENERAL

a) The CONTRACTOR shall pipe and drill on the site selected by the COMPANY'S representative and will deliver at the drill site only to such persons as the COMPANY may designate all cores and samples taken from the holes drilled.

The CONTRACTOR agrees that all information and data relating to the work obtained or collected by or coming to the attention of the CONTRACTOR, its officers, employees, agents or subcontractors shall be for the exclusive use and benefit of the COMPANY. The CONTRACTOR agrees that it shall not, and it shall use its reasonable best efforts to ensure that its employees, agents or subcontractors do divulge to anyone other than the COMPANY or its duly authorized representatives any information or data concerning the progress or results of the work, except as directed in writing by the COMPANY.

The COMPANY will not communicate the contents, terms, conditions, or pricing contained in this agreement to any third party either verbally, written, electronically or in any other manner. If the COMPANY is required by statute or law to reveal the whole or any part of this agreement to a third party, it is agreed that the CONTRACTOR will be so advised prior to the release of the information in order that discussion may take place as to which parts of the agreement may be released.

c) The CONTRACTOR'S drilling crews will follow good drilling practices and shall use due care and diligence as shall enable them to recover such a percentage of core as the nature of the ground and the drilling tools being employed shall permit. All cores shall be become the possession of the COMPANY at the drill site. If the COMPANY requests that the core be moved by CONTRACTOR personnel or in CONTRACTOR'S vehicles, loss or damage of the core shall be at the COMPANY'S risk.

d) The CONTRACTOR shall be responsible for, and will pay promptly all costs and charges incurred by itself for labour, machinery, tools, and supplies used in completing the work herein so that no lien or other such charges relative to the

Signed and Delivered In the presence of:
ALBERTA STAR DEVELOPMENT CORP.
/s/	Per: /s/ Tim Coupland
Witness	(print name) Tim Coupland
Title: President
Date: January 25, 2006

CONNORS DRILLING LTD.
/s/	Per: /s/ J.A. Hutton
Witness	J.A. Hutton
Title: General Manager
Date: January 10th, 2006